The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes, and we are not soliciting an offer to buy the notes, in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-160579
SUBJECT TO COMPLETION, DATED AUGUST 19, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 15, 2009)

$350,000,000

Rowan Companies, Inc.

     % Senior Notes due 2017

We are offering $350 million of our     % Senior Notes due 2017. We will pay interest on the notes on           and        of each year, commencing on       , 2011. The notes will mature on       , 2017.

We may elect to redeem any or all of the notes at any time for an amount equal to 100% of the principal amount of the notes redeemed plus a make-whole premium plus accrued but unpaid interest to the redemption date.

The notes will be our unsecured senior obligations and will rank equal in right to all our existing and future unsecured senior indebtedness and will be effectively junior to our existing and future secured indebtedness to the extent of collateral securing that debt. The notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Currently, there is no public market for the notes.

See “Risk Factors” beginning on page S-9 to read about important factors you should consider before buying the notes.

	Per Note	Total

Price to the public(1)	%	$
Underwriting discounts and commissions	%	$
Proceeds to us (before expenses)(1)	%	$

(1)	Plus accrued interest, if any, from , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form on or about          , 2010 through The Depository Trust Company.

Joint Book-Running Managers

Citi
RBC Capital Markets
Wells Fargo Securities
DnB NOR Markets

Prospectus Supplement dated          , 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of capital stock, debt securities, warrants or units in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing.

Unless otherwise indicated or the context otherwise requires, in this prospectus supplement, all references to “Rowan Companies,” “Rowan,” “we,” “us” or “our” refer to Rowan Companies, Inc. and its direct and indirect subsidiaries on a consolidated basis.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, as filed with the SEC on May 7, 2010 and August 4, 2010, respectively;

•	our Current Reports on Form 8-K, as filed with the SEC on March 9, 2010, May 3, 2010, June 25, 2010, July 1, 2010, July 26, 2010, August 13, 2010 and August 19, 2010; and

•	the description of our common stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under “Prospectus Supplement Summary,” “Risk Factors” and elsewhere in this document regarding our financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for our future operations.

Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for our obligation to disclose material information under U.S. federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events

S-ii

or circumstances after the date of this prospectus supplement, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under the caption “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	demand for drilling services in the United States and abroad;

•	demand for oil, natural gas and other commodities;

•	oil and natural gas prices;

•	the level of exploration and development expenditures by national oil companies, major international oil companies and large investment-grade exploration and production companies;

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices;

•	the level of production in non-OPEC countries;

•	the general economy, including inflation;

•	the condition of the capital markets;

•	weather conditions in our principal operating areas, including possible disruption of exploration and development activities due to hurricanes and other severe weather conditions;

•	risks associated with the pending acquisition of Skeie Drilling & Production ASA, including the related assumption of debt;

•	difficulty acquiring permits for offshore drilling operations;

•	increases in the cost of borrowing and operations should the rating agencies reduce our current investment grade rating;

•	environmental, drilling and other laws and regulations;

•	policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	domestic and international tax policies;

•	political and military conflicts and the effects of terrorism;

•	advances in exploration and development technology; and

•	consolidation of our customer base.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Incorporation by Reference.”

NON-GAAP FINANCIAL MEASURES

The SEC has adopted rules to regulate the use of “non-GAAP financial measures,” such as EBITDA and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with the Securities Act regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this prospectus supplement accordingly.

S-iii

Adjusted EBITDA is another non-GAAP financial measure, which we define to be EBITDA as adjusted for (i) gain on disposals of property and equipment, (ii) material charges and other operating expenses (including in 2010, inventory valuation charges, and in 2008, inventory valuation charges, goodwill impairment, professional fees related to the suspended monetization of LeTourneau Technologies, Inc., impairment charges due to the cancellation of construction on a jack-up rig and severance payments). We present EBITDA and Adjusted EBITDA because we believe that our investors consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts and other interested parties in the evaluation of companies in our industry. We believe EBITDA and Adjusted EBITDA are appropriate supplemental measures of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, these measures:

•	do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	do not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that we do, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus supplement (or in documents incorporated by reference in this prospectus supplement) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and an investment in the notes offered hereby. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. For more information about important risks that you should consider before making a decision to purchase notes in this offering, you should read the “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the “Risk Factors” appearing in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the three months ended June 30, 2010. Except in the “Description of Notes” section of this prospectus supplement, and unless the context requires otherwise, references to “Rowan Companies,” “Rowan,” “us,” “we” and “our” mean Rowan Companies, Inc. together with its subsidiaries.

Rowan Companies, Inc.

We are a leading international provider of contract drilling services with a focus on high-specification and premium marine jack-up rigs, which we use for both exploratory and development drilling. Depending on the particular rig and location, we are capable of drilling to depths of up to 35,000 feet in water up to 550 feet deep. At the time of this offering, our offshore fleet includes 24 self-elevating mobile jack-up rigs, with nine rigs located in the Middle East, nine in the U.S. Gulf of Mexico, or GOM, three in the North Sea, one in Eastern Canada, one in Mexico and one in Egypt. We have four additional high-specification jack-up rigs under construction with deliveries expected between the third quarter of 2010 and the first quarter of 2012. We also own and operate 29 actively marketed deep-well land rigs in Texas, Louisiana and Alaska.

Our manufacturing division, LeTourneau Technologies, Inc., or LeTourneau, is an industry leader in the design and construction of jack-up rigs and has designed or built all our jack-up rigs. LeTourneau designed all, and is building one, of our four high-specification rigs under construction. LeTourneau also designs and manufactures innovative oil and gas drilling and mining equipment.

For the six months ended June 30, 2010, we had total revenues of $922 million, net income of $156 million, EBITDA of $321 million and Adjusted EBITDA of $362 million. Our offshore drilling services segment generated approximately 90% of our Adjusted EBITDA over the same period.

The following table summarizes our offshore jack-up rig assets:

	High-Specification	Premium	Conventional		Percentage of
	Jack-Ups(1)	Jack-Ups(2)	Jack-Ups	Total	Fleet(3)

Middle East	3	6	—	9	38%
GOM	4	2	3	9	38%
North Sea	3	—	—	3	13%
Egypt	1	—	—	1	4%
Mexico	1	—	—	1	4%
Canada	—	1	—	1	4%

Total	12	9	3	24	100%
Percentage of Fleet(3)	50%	38%	13%	100%

(1)	Rigs that have at least two million pounds of hook load capability.

(2)	Cantilever jack-up rigs that have the ability to operate in water depths greater than 300 feet.

(3)	Percentages do not total 100% due to rounding.

Competitive Strengths

High-Specification Jack-up Fleet Allows for Premium Day Rates and Utilization.  We believe our offshore fleet of 24 jack-up rigs, including 12 high-specification rigs, is one of the youngest and most capable jack-up rig fleets in our industry. These rigs typically command higher day rates and maintain higher utilization rates compared to other lower specification jack-up rigs. Each of our 12 high-specification jack-up rigs has two million pounds or greater hook load capability, which allows us to drill deeper and more difficult wells than conventional jack-up rigs. Currently, our high-specification rigs constitute approximately 43% of the total world-wide number of 28 rigs with similar capabilities. We also have nine premium cantilever rigs capable of drilling in water depths of up to 450 feet.

Geographic Diversity.  We are a global company with offshore operations in the Middle East, GOM, North Sea, Eastern Canada, Egypt and Mexico. Approximately 63% of our offshore fleet is in markets outside the United States. We believe our geographic diversity helps reduce our exposure to regional downturns, enabling us to take advantage of changing market conditions, and provides access to new and emerging markets.

Robust Contract Backlog.  As of July 26, 2010, our contract backlog was approximately $2.0 billion, which included $1.5 billion in offshore drilling (including commitments related to contracts that are currently being negotiated), $200 million in onshore drilling and $300 million from LeTourneau. Approximately 90% of our offshore drilling contract backlog is with national oil companies, major international oil companies and large investment-grade exploration and production companies.

Conservative Financial Profile.  We operate with relatively conservative levels of leverage and strong capitalization ratios. As of June 30, 2010, our ratio of total debt to total capitalization was 20%, and our total debt to Adjusted EBITDA ratio was 1.3x for the twelve-month period ended on that date. In line with our financial strategy of funding capital expenditures with operating cash flow, we believe cash flow from our contract backlog will allow us to continue to fund the remaining costs of our four high-specification jack-up rigs under construction.

Experienced Management Team.  We are led by a management team with substantial experience in the offshore drilling sector as well as with our company. Matt Ralls, our President and Chief Executive Officer, spent ten years with GlobalSantaFe serving as Treasurer, Chief Financial Officer, and Chief Operating Officer until the merger of GlobalSantaFe and Transocean in November 2007. The top five members of our senior management team have on average 17 years of experience with Rowan.

Business Strategy

International Diversification.

We are committed to offering the highest jack-up rig drilling capabilities in the toughest operating environments throughout the world. Over the last five years, we have expanded our rig operations from primarily the GOM, Eastern Canada and the North Sea to include the Middle East, West Africa, Egypt and Mexico. We will continue to evaluate opportunities to redeploy offshore rigs to regions around the world with strong demand for our drilling services.

Position Ourselves as the Contractor of Choice for High-Specification Jack-Up Drilling Rigs.

With a focus on high-specification and premium jack-up rigs, we offer our customers the ability to drill deep, difficult wells that are beyond the capabilities of conventional jack-up rigs. We believe we will continue to enjoy strong demand for our high-specification equipment in jack-up markets where difficult drilling conditions prevail. Our newbuild jack-up rigs will further enhance our leadership in the high-specification jack-up market niche.

Focus on Financially Strong Customers With Stable Drilling Needs.

As of June 30, 2010, approximately 90% of our offshore drilling backlog was contracted with national oil companies, major international oil companies and large investment-grade exploration and production companies. We believe these customers tend to have a longer-term view on their drilling plans and capital budgets, and are therefore less likely to react to short-term fluctuations in the price of crude oil and natural gas.

Strong Emphasis on Safety and Environmental Compliance.

We are committed to keeping our employees safe and protecting the environment. As national oil companies and major international oil companies increasingly scrutinize the safety and environmental compliance records of their vendors, we believe our focus and commitment to excellence in these areas will continue to attract and retain customers.

Separate our Land Drilling and Manufacturing Divisions if the Appropriate Market Conditions Exist

Our LeTourneau and land drilling divisions are both highly capable, profitable operations that produce positive cash flow. However, we believe our stockholders will ultimately realize more value if we divest those businesses and focus on our core offshore drilling business. We will not, however, divest those businesses until we believe market conditions are right to realize the full value of the businesses.

Our principal executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and our telephone number is (713) 621-7800.

Recent Developments

Skeie Acquisition

In July 2010, we announced our intent to acquire Skeie Drilling & Production ASA, or SKDP. SKDP is a Norwegian entity that owns and manages the construction of three high-specification jack-up rigs, designated “N-Class,” designed and being built by Keppel FELS Ltd. in Singapore. The expected deliveries of the rigs are October 2010, January 2011 and June 2011. Shares of SKDP currently trade on the over-the-counter list maintained by the Norwegian Securities Dealers Association.

The acquisition of SKDP is to be completed through a share purchase agreement with certain significant shareholders to acquire 48.8% of the outstanding SKDP shares (through which the sellers have committed to tender their shares to us in the tender offer), certain open market purchases, an ongoing private placement with additional shareholders (through which we have acquired 17.6% of the outstanding SKDP shares to date, and a tender offer for the remaining SKDP shares that we expect to complete in September 2010). The acquisition of the SKDP shares pursuant to the share purchase agreement will close through the tender offer. In each of the share purchase agreement, private placement and tender offer, we have issued or will issue 0.00574167 shares of our common stock for each outstanding ordinary share of SKDP tendered.

After the tender offer is completed, we may purchase any remaining shares in the open market at prevailing prices or in private transactions at negotiated prices for cash or in exchange for shares of Rowan.

In connection with the SKDP acquisition, we will assume approximately $530 million of secured debt and will have approximately $450 million of net obligations for completion of the N-Class rigs. We expect to refinance the SKDP debt in part with the proceeds from this offering and in part from the credit facility described below.

Credit Facilities

Concurrently with this offering, we are in negotiations with a syndicate of banks to enter into a five-year term loan facility for $300 million and to increase the size of our existing revolving credit facility from $155 million to $250 million and extend it to 2014. We expect to close those facilities in the third quarter 2010.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.” For purposes of this section of the summary and the description of notes included in this prospectus supplement, references to “Rowan Companies,” “Rowan,” “issuer,” “us,” “we” and “our” refer only to Rowan Companies, Inc. and do not include its subsidiaries.

Issuer	Rowan Companies, Inc.

Securities	$350,000,000 aggregate principal amount of % senior notes due 2017.

Maturity date	, 2017.

Interest payment dates	and of each year, beginning on , 2011.

Interest will accrue from , 2010.

Mandatory redemption	We will not be required to make mandatory redemption or sinking fund payments on the notes.

Optional redemption	We may, at our option, redeem all or part of the notes at a make-whole price at any time.

Ranking	The notes will be our general unsecured, senior obligations. Accordingly, they will rank:

• senior in right of payment to all of our subordinated indebtedness, if any;

• pari passu in right of payment with any of our existing and future unsecured indebtedness that is not by its terms subordinated to the notes, including any indebtedness under our senior revolving credit facility (other than letter of credit reimbursement obligations that are secured by cash deposits);

• effectively junior to our existing and future secured indebtedness, including indebtedness under our secured notes issued pursuant to the MARAD Title XI program to finance several of our offshore drilling rigs, in each case, to the extent of the value of our assets constituting collateral securing that indebtedness; and

• effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries (other than indebtedness and liabilities owed to us).

As of June 30, 2010, we had total indebtedness of approximately $820 million, of which $323 million was secured by liens on several of our offshore drilling rigs; this amount includes total indebtedness of our subsidiaries of approximately $89 million owed to third parties.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• create liens that secure debt;

• engage in sale and leaseback transactions; and

• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of Notes — Additional Covenants.”

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including the potential repayment of indebtedness of SKDP.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	U.S. Bank National Association.

Governing law	The notes and the indenture will be governed by New York law.

Risk factors	See “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Historical Financial Data

The following tables set forth summary consolidated historical financial and statistical data for the years ended December 31, 2007, 2008 and 2009, for the six months ended June 30, 2009 and 2010 and, when indicated, for the twelve months ended June 30, 2010. The summary consolidated historical financial and statistical data presented below is derived from (i) the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and (ii) the unaudited financial statements and related notes included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2010. Our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 are incorporated by reference herein.

You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as well as our historical financial statements and notes thereto which are incorporated by reference into this document. Historical results are not necessarily indicative of results that may be expected for any future period. All dollar values in the following tables are in thousands.

				Six Months Ended
	Year Ended December 31,			June 30,
Income statement data:	2007	2008	2009	2009	2010
				(Unaudited)
Revenues
Drilling services	$1,382,571	$1,451,623	$1,214,896	$701,177	$659,261
Manufacturing sales and services	712,450	761,113	555,284	275,791	263,180

	2,095,021	2,212,736	1,770,180	976,968	922,441

Costs and expenses
Drilling services	591,412	629,795	525,157	282,221	275,555
Manufacturing sales and services	596,541	624,815	475,553	238,196	222,672
Depreciation and amortization	118,796	141,395	171,445	83,108	91,950
Selling, general and administrative	94,905	115,226	102,760	49,296	61,874
Gain on disposals of property and equipment	(40,506)	(30,701)	(5,748)	(4,641)	(95)
Material charges and other operating expenses(1)	—	111,171	—	—	42,024
Gain on hurricane-related events	—	(37,088)	—	—	—

	1,361,148	1,554,613	1,269,167	648,180	693,980

Income from operations	733,873	658,123	501,013	328,788	228,461
Other income (expense)
Interest expense	(25,913)	(18,624)	(29,514)	(5,600)	(25,873)
Interest capitalized	9,977	17,426	21,486	5,107	14,943
Interest income	20,923	6,295	1,240	532	434
Other, net(2)	226	(9,129)	6,866	3,836	102

Other income (expense), net	5,213	(4,032)	78	3,875	(10,394)

Income before income taxes	739,086	654,091	501,091	332,663	218,067
Provision for income taxes	255,286	226,463	133,587	104,380	62,528

Net income	$483,800	$427,628	$367,504	$228,283	$155,539

	December 31,			June 30,
Balance sheet data:	2007	2008	2009	2009	2010
				(Unaudited)

Cash and cash equivalents	$284,458	$222,428	$639,681	$213,861	$610,939
Total assets	3,875,305	4,548,892	5,210,694	4,599,017	5,238,563
Total liabilities	1,526,867	1,889,076	2,100,324	1,701,645	1,965,734
Total equity	2,348,438	2,659,816	3,110,370	2,897,372	3,272,829
Total debt	485,404	420,482	852,412	388,021	820,115

				Six Months Ended		Twelve Months
	Year Ended December 31,			June 30,		Ended
Other financial data and key credit statistics:	2007	2008	2009	2009	2010	June 30, 2010
				(Unaudited)		(Unaudited)
Net cash provided by operating activities	$432,543	$694,469	$544,094	$224,930	$210,285	$529,449
Net cash used in investing activities	(310,757)	(681,498)	(557,791)	(204,793)	(209,505)	(562,503)
Net cash provided by (used in) financing activities	(95,369)	(75,001)	430,950	(28,704)	(29,522)	430,132
EBITDA(3)	$852,895	$790,389	$679,324	$415,732	$320,513	$584,105
Adjusted EBITDA(3)	$812,163	$842,900	$666,710	$407,255	$362,340	$621,795
Ratio of total debt to Adjusted EBITDA	0.60	0.50	1.28	0.95	2.26	1.32
Ratio of Adjusted EBITDA to total interest	31.34	45.26	22.59	72.72	14.00	12.49
Ratio of earnings to fixed charges(4)	23.8	28.4	15.0	43.0	8.3	7.5

(1)	The 2008 amount includes: $62.4 million of inventory valuation charges; a $13.6 million charge for goodwill impairment; $12.7 million for professional fees related to the suspended LeTourneau monetization; an $11.8 million impairment charge due to the cancellation of construction of a jack-up rig; and $10.7 million for severance payments. The 2010 amount is an inventory valuation charge.

(2)	Includes unrealized foreign currency translation gains and losses.

(3)	“EBITDA” is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is another non-GAAP financial measure, which we define as EBITDA as adjusted for (i) gain on disposals of property and equipment, (ii) material charges and other operating expenses (including in 2010, inventory valuation charges, and in 2008, inventory valuation charges, goodwill impairment, professional fees related to the suspended monetization of LeTourneau Technologies, Inc., impairment charges due to the cancellation of construction of a jack-up rig and severance payments). As used and defined by us, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•	are widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	help investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•	are used by our management for various purposes, including as measures of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and as components for setting incentive compensation.

There are significant limitations to using EBITDA and Adjusted EBITDA as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

				Six Months Ended		Twelve Months
	Year Ended December 31,			June 30,		Ended
	2007	2008	2009	2009	2010	June 30, 2010
				(Unaudited)		(Unaudited)

Net income	$483,800	$427,628	$367,504	$228,283	$155,539	$294,760
Interest (income) expense, net	(4,987)	(5,097)	6,788	(39)	10,496	17,323
Income tax expense	255,286	226,463	133,587	104,380	62,528	91,735
Depreciation and amortization	118,796	141,395	171,445	83,108	91,950	180,287

EBITDA	$852,895	$790,389	$679,324	$415,732	$320,513	$584,105

Exclusions:
Gain on disposals of property	$(40,506)	$(30,701)	$(5,748)	$(4,641)	$(95)	$(1,202)
Material charges and other operating expenses(a)	—	111,171	—	—	42,024	42,024
Gain on hurricane-related events	—	(37,088)	—	—	—	—
Other (income) expense — net(b)	(226)	9,129	(6,866)	(3,836)	(102)	(3,132)

Adjusted EBITDA	$812,163	$842,900	$666,710	$407,255	$362,340	$621,795

(a)	See footnote (1) above.

(b)	See footnote (2) above.

(4)	For each of the periods presented there were no outstanding shares of preferred stock.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2010, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks relating to the notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could adversely affect our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or initiatives of our competitors, are beyond our control.

As of June 30, 2010, our total indebtedness was approximately $820 million (including $323 million of secured indebtedness in the form of secured notes issued pursuant to the MARAD Title XI program to finance several of our offshore rigs), and we had $155 million in additional borrowing capacity under our senior revolving credit facility, which if borrowed would rank equal in right of payment to the notes.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

The notes will be unsecured and effectively subordinated to our existing and future secured indebtedness and structurally subordinated to any existing or future indebtedness and other liabilities of our subsidiaries.

The notes will be general unsecured senior obligations ranking effectively junior in right of payment to all our existing and future secured debt to the extent of the value of the collateral securing the debt. As of June 30, 2010, we had approximately $323 million in secured debt outstanding. In addition, in connection with the SKDP transaction, we anticipate assuming an additional $530 million of secured indebtedness of SKDP.

If we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours will be entitled to be paid in full from our assets securing that debt before any payment may be made with respect to the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

In addition, creditors of current and future subsidiaries will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. As of June 30, 2010, our subsidiaries had approximately $89 million in debt owed to third parties.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our indenture do not prohibit us or our subsidiaries from doing so. As of June 30, 2010, we had $155 million in additional borrowing capacity under our senior revolving credit facility. Any additional borrowings under our senior revolving credit facility (other than secured reimbursement obligations in respect of letters of credit) would rank equal in right of payment with the notes. Creditors under this facility, as well as the holders of any other future debt we may incur that ranks equally in right of payment with the notes, will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. In addition, the holders of our previously issued Title XI notes (of which approximately $323 million in aggregate principal amount was outstanding, in multiple series, at June 30, 2010) would be entitled to foreclose on the assets constituting collateral securing such indebtedness and thereafter, to the extent of any remaining obligations, share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. Consequently, such secured indebtedness ranks effectively senior to the notes to the extent of the value of the collateral securing the secured indebtedness. These circumstances may have the effect of reducing the amount of funds available for payment to you in respect of our obligations under the notes.

If we increase our debt levels, including through adding the SKDP debt, the related risks that we and our subsidiaries now face could intensify. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. An active trading market may not develop for the notes. Subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase although the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

We may dispose of our investment in LeTourneau or our land rig drilling business to the detriment of the noteholders.

Our LeTourneau and land drilling divisions are both highly capable, profitable operations that produce positive cash flow. However, we believe our stockholders will ultimately realize more value if we divest those businesses and focus on our core offshore drilling business. Any sale, spin-off, merger or other means of disposing of our interests in LeTourneau or our land rig drilling operations could adversely affect our creditors depending on the nature of the transaction and how much of our overall business is attributable to these operations at the time of its monetization or disposition. For example, under certain circumstances, if we were to spin off LeTourneau or our land drilling operations in the form of a stock dividend or other distribution, our stockholders might be benefited by such transaction to the detriment of our creditors, including investors in the notes.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      million, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including the potential repayment of indebtedness of SKDP.

As of June 30, 2010, SKDP had an aggregate of approximately $530 million of borrowings outstanding. The weighted average stated interest rate on the total amount of SKDP borrowings outstanding at June 30, 2010, was 11.6 percent. Such borrowings have maturity dates ranging from February 2013 to May 2017.

CAPITALIZATION

The following table sets forth our capitalization and cash balance as of June 30, 2010:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of $350 million in aggregate principal amount of senior notes in this offering and application of the estimated net proceeds for general corporate purposes.

This table is unaudited and should be read together with our historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2010
			As Adjusted
			for this
	Actual		Offering(2)
	(Dollars in millions)

Cash and cash equivalents	$610.9	(1)	$

Long-term debt:
Senior revolving credit facility	—		—
6.94% Title XI note payable; secured by the Gorilla V	2.8		2.8
6.15% Title XI note payable; secured by the Gorilla V	3.6		3.6
5.88% Title XI note payable; secured by the Gorilla VI	28.5		28.5
2.80% Title XI note payable; secured by the Gorilla VII	54.1		54.1
3.16% Title XI note payable; secured by the Bob Palmer	119.6		119.6
4.33% Title XI note payable; secured by the Scooter Yeargain	54.7		54.7
3.53% Title XI note payable; secured by the Bob Keller	59.8		59.8
7.875% senior unsecured notes due 2019 (net of $3.0 million discount)	497.0		497.0
New senior unsecured notes offered hereby	—		350.0

Total long-term debt	820.1	(1)	1,170.1

Total stockholders’ equity	3,272.8		3,272.8

Total capitalization	$4,092.9		$4,442.9

(1)	As of July 31, 2010, our cash and cash equivalents totaled approximately $566 million and our total long-term debt was $808.5 million.

(2)	Excludes SKDP debt of approximately $530 million and SKDP cash of approximately $269 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

				Six Months		Twelve Months
				Ended		Ended
	Year Ended December 31,			June 30,		June 30,
	2007	2008	2009	2009	2010	2010
	(Dollars in thousands, except ratios)

Earnings
Income (loss) before income taxes	$739,086	$654,091	$501,091	$332,663	$218,067	$386,495
Fixed charges (see below)	32,107	23,304	34,514	7,834	28,132	54,813
Interest capitalized	(9,977)	(17,426)	(21,486)	(5,107)	(14,943)	(31,322)
Amortization of capitalized interest	2,634	2,776	3,326	1,671	1,861	3,516

Total adjusted earnings available for payment of fixed charges	$763,850	$662,745	$517,445	$337,061	$233,117	$413,502

Fixed charges(a)
Interest expensed and capitalized	$25,913	$18,624	$29,514	$5,600	$25,873	$49,787
Amortization of capitalized expenses related to indebtedness	1,057	1,057	1,057	528	528	1,057
Rental expense representative of interest factor	5,137	3,623	3,943	1,706	1,731	3,969

Total fixed charges	$32,107	$23,304	$34,514	$7,834	$28,132	$54,813

Ratio of earnings to fixed charges	23.8	28.4	15.0	43.0	8.3	7.5

(a)	For each of the periods presented there were no outstanding shares of preferred stock.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

You can find the definitions of certain terms used in this description of notes under the subheading “Definitions.” As used in this description, the words “Rowan,” “we,” “us” and “our” refer to Rowan Companies, Inc., and not to any of its subsidiaries or affiliates.

On July 21, 2009, we entered into an indenture with U.S. Bank National Association, as trustee, pursuant to which we may issue multiple series of debt securities from time to time. We will issue the notes under this indenture, as amended and supplemented by a supplemental indenture setting forth the specific terms of the notes. In this description, when we refer to the “indenture,” we mean that indenture as so amended and supplemented by that supplemental indenture.

We have summarized some of the material provisions of the notes and the indenture below. The summary supplements the description of the indenture contained in the accompanying prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “— Additional Information.” Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes will be:

•	general unsecured, senior obligations of Rowan;

•	pari passu in right of payment with all existing and future senior Indebtedness of Rowan, including indebtedness under our senior revolving credit facility (other than letter of credit reimbursement obligations that are secured by cash deposits) and our 7 7/8% senior notes due 2019;

•	senior in right of payment to all future subordinated Indebtedness of Rowan;

•	effectively subordinate in right of payment to all existing and future secured Indebtedness of Rowan, including indebtedness under our secured notes issued pursuant to the MARAD Title XI program to finance several of our offshore drilling rigs, in each case, to the extent of the collateral securing such Indebtedness; and

•	effectively subordinate in right of payment to all existing and future Indebtedness and other liabilities of Rowan’s Subsidiaries (other than Indebtedness and liabilities owed to us).

Principal, Maturity and Interest

Initially, we will issue $350 million aggregate principal amount of notes. The indenture will provide for the issuance of additional notes (the “additional notes”), without limitation as to aggregate principal amount. If issued, the additional notes would have terms and conditions identical to the notes issued in this offering. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered in this offering. The notes will mature on          , 2017.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on           and          , commencing on          , 2011. Interest on overdue principal and interest on overdue interest, if any, will accrue at the applicable interest rate on the notes. We will make each interest payment to the holders of record of the notes as of the immediately preceding           and          . Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by a global note.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

No service charge will be imposed in connection with any transfer or exchange of any note, but Rowan may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

•	100% of the principal amount of such notes; or

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if Rowan obtains fewer than four such Reference Treasury Dealer Quotations, the average of all of those quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the notes.

“Reference Treasury Dealer” means:

•	Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and their respective successors; provided that, if any ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If we elect to partially redeem the notes, the Trustee may select the notes to be redeemed by such method the Trustee considers fair and appropriate; provided however that no notes of a principal amount of $2,000 or less shall be redeemed in part.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $2,000 or less shall be redeemed in part. Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption. Any redemption or notice of redemption may, at Rowan’s discretion, be subject to one or more conditions precedent.

Additional Covenants

With respect to the notes, the indenture will contain the following covenants, in addition to the covenants and other provisions described in the accompanying prospectus under the captions “Description of Debt Securities — Covenants” and “Description of Debt Securities — Merger and Sale of Assets.”

Limitation on Liens

We have agreed that we or any Subsidiary will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property only if we secure the notes equally and ratably with or prior to the Indebtedness secured by that lien. If we so secure the notes, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or prior to the Indebtedness secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

(1) liens existing on the date the notes are first issued;

(2) liens on any entity’s property or assets existing at the time we acquire such entity or its property or assets, or at the time such entity becomes a Subsidiary;

(3) intercompany liens in favor of us or any Subsidiary;

(4) liens on assets either:

(a) securing all or part of the cost of acquiring, constructing, improving, developing or repairing the assets; or

(b) securing Indebtedness incurred to finance the acquisition of the assets or the cost of constructing, improving, developing, expanding or repairing the assets and commencing commercial operation of the assets if the applicable Indebtedness was incurred prior to, at the time of or within 24 months after the acquisition, or completion of construction, improvement, development, expansion or repair of the assets or their commencing commercial operation;

(5) liens in favor of governmental entities to secure (a) payments under any contract or statute to secure progress or advance payments or (b) industrial development, pollution control or similar indebtedness;

(6) governmental liens under contracts for the sale of products or services;

(7) liens imposed by law, such as mechanic’s or workmen’s liens;

(8) liens under workers’ compensation laws or similar legislation;

(9) liens in connection with legal proceedings or securing taxes or other assessments;

(10) statutory or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

(11) liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture;

(12) good faith deposits in connection with bids, tenders, contracts or leases;

(13) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

(14) any extensions, substitutions, renewals or replacements of the above-described liens.

In addition, without securing the notes as described above, we or any Subsidiary may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our and our Subsidiaries’ other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness outstanding for Sales and Leaseback Transactions, does not exceed a “basket” equal to 15% of our Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale and Leaseback Transactions in connection with which we have voluntarily retired debt securities issued under the indenture, Indebtedness of equal rank or Funded Indebtedness, in each case as described in clause (3) below under “Limitation on Sale and Leaseback Transactions.”

Limitation on Sale and Leaseback Transactions

We have agreed that we or any Subsidiary will not enter into a Sale and Leaseback Transaction, unless one of the following applies:

(1) we or that Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale and Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally or ratably securing the notes;

(2) after the issuance of the notes and within the period beginning nine months before the closing of the Sale and Leaseback Transaction and ending nine months after such closing, we or any Subsidiaries have expended for property used or to be used in the ordinary course of business an amount equal to all or a portion of the net proceeds of the transaction, and we have elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (3) below or as otherwise permitted); or

(3) during the nine-month period after the effective date of the Sale and Leaseback Transaction, we have applied to the voluntary defeasance or retirement of any debt securities under the indenture, any Indebtedness of equal rank to the notes or any Funded Indebtedness, an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale and Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale and Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (2) above.

Additional Event of Default

With respect to the notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described as Events of Default under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus, constitute an Event of Default: default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of issuance of the notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (y) results in the acceleration of such Indebtedness prior to its express maturity, and (b) in each case described in clauses (x) or (y) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more.

Definitions

“Attributable Indebtedness” means the present value of the rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale and Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used, in which case, the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the final date upon which it may be so terminated.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” of any Person means the total amount of assets (after deducting applicable reserves and other properly deductible items) of such Person and its consolidated Subsidiaries less:

•	all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

Consolidated Net Tangible Assets of any Person shall be based on the most recently available consolidated quarterly balance sheet of such Person, and shall be calculated in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all Capital Lease Obligations;

•	all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); and

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Rowan and/or one or more Subsidiaries of Rowan. A Joint Venture is not treated as a Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any drilling rig, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of our Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement with anyone under which we or any Subsidiary leases any Principal Property that we or that Subsidiary has or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term of not more than five years;

•	intercompany leases between us and a Subsidiary or between two or more of Subsidiaries; and

•	leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

Defeasance

The defeasance provisions of the indenture described in the accompanying prospectus will apply to the notes. In particular, Rowan may, at its option and at any time, elect to have its obligations released with respect to the provisions of the indenture described above under “— Additional Covenants,” and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) and (4) under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus and the additional Event of Default described above under the caption “— Additional Event of Default,” in each case, will no longer constitute an Event of Default with respect to the notes.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by Rowan as initial registrar and paying agent with regard to the notes.

Notices

Notices to holders of notes will be given by mail to the holder’s address as it appears in the notes register.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, Attention: Director — Investor Relations.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of us, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Interest on the Notes

You will generally be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Certain Additional Payments

We do not intend to treat the possibility of payment of additional amounts described in “Description of Notes — Optional Redemption” as (i) affecting the determination of the yield to maturity of the notes or giving rise to any accrual of original issue discount or recognition of ordinary income upon redemption, sale, or exchange of the notes, or (ii) resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position, in which case the timing, character and amount of income attributable to the notes may be different.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%. The tax rate for long-term capital gains of non-corporate taxpayers is scheduled to increase for taxable years beginning on or after January 1, 2011. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest on the notes and to the proceeds from the sale or other disposition of a note paid to you, and backup withholding (currently at a rate of 28% and scheduled to increase to 31% as of January 1, 2011) may apply to payments of interest and sales proceeds unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes and for U.S. federal income tax purposes you are not a U.S. holder or a partnership (including an entity treated as a partnership for such purposes).

Interest on the Notes

Payments to you of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if the interest is not effectively connected with your conduct of a U.S. trade or business, you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively); and

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. Please read “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an income tax treaty, is treated as attributable to a permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a note, and certain other requirements are met, such non-U.S. holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

Income or Gain Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an income tax treaty, is treated as attributable to a permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the statement described in “Tax consequences to non-U.S. holders — Interest on the notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

Recently Enacted Legislation

For taxable years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8 percent tax on the “net investment income” of certain individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, net investment income generally includes gross income from interest, less certain deductions. Prospective investors are urged to consult with their tax advisors regarding the possible implications of this legislation in their particular circumstances.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement dated          , 2010 between us and the underwriters named below for whom Citigroup Global Markets Inc., RBC Capital Markets Corporation and Wells Fargo Securities, LLC are acting as joint bookrunners and representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount

Citigroup Global Markets Inc.	$
RBC Capital Markets Corporation
Wells Fargo Securities, LLC
DnB NOR Markets, Inc.

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer and sell the notes at the price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. The underwriters may change such offering price and any other selling terms at any time without notice. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed to indemnify each underwriter, its affiliates, directors, officers, employees, representatives, agents and controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that following the completion of this offering, they presently intend to make a market in the notes. They are not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time at their sole discretion without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the notes.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or syndicate covering transaction to cover short positions. These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. Any of these activities may prevent a decline in the market price of the notes and may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed that until 30 days after the closing of this offering, without the prior written consent of the representatives, we will not, directly or indirectly, issue, sell, offer to sell, pledge, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, or any securities convertible into or exchangeable for the notes or any such similar securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

We expect delivery of the notes will be made against payment therefor on or about          , 2010, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for us, our subsidiaries and certain of our affiliates, for which they receive customary fees and expense reimbursement.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter represented and agreed that it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has also represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Andrews Kurth LLP, Houston, Texas will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Mayer Brown LLP, Houston, Texas.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Rowan Companies, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Rowan Companies, Inc.

COMMON STOCK
PREFERRED STOCK
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS
UNITS

We, Rowan Companies, Inc., may offer and sell from time to time in one or more offerings the following securities:

(1) shares of common stock;

(2) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(3) senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(4) subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(5) warrants to purchase common stock, preferred stock, debt securities or units; and/or

(6) units consisting of any combination of common stock, preferred stock, debt securities or warrants.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, dealers, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “RDC.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus or any exchange or redemption made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Rowan,” “Rowan Companies,” “we,” “us,” and “our” mean Rowan Companies, Inc. and its wholly owned subsidiaries. In this prospectus, we sometimes refer to the senior debt securities and subordinated debt securities as “debt securities” and the common stock, preferred stock, debt securities, warrants, units and guarantees, collectively, as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov and are also available free of charge through our web site at http://www.rowancompanies.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Other than the specific documents incorporated by reference, information on our web site is not incorporated into this prospectus or our other securities filings and does not form a part of this prospectus. You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 11, 2009;

•	our current reports on Form 8-K and 8-K/A, as filed with the SEC on January 26, 2009, February 9, 2009, March 2, 2009, March 9, 2009, March 10, 2009, May 11, 2009, May 12, 2009, June 1, 2009, June 22, 2009 and June 26, 2009; and

•	the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056
(713) 621-7800
Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and other documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21(E) of the Exchange Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, projects and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” beginning on page 1. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

Important factors that may affect our expectations, estimates or projections include, but are not limited to, the following:

•	demand for drilling services in the United States and abroad;

•	demand for oil, natural gas and other commodities;

•	oil and natural gas prices;

•	the level of exploration and development expenditures by national oil companies, major international oil companies and large investment-grade exploration and production companies;

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices;

•	the level of production in non-OPEC countries;

•	the general economy, including inflation;

•	the condition of the capital markets;

•	weather conditions in our principal operating areas, including possible disruption of exploration and development activities due to hurricanes and other severe weather conditions;

•	environmental and other laws and regulations;

•	policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	domestic and international tax policies;

•	political and military conflicts and the effects of terrorism;

•	advances in exploration and development technology; and

•	consolidation of our customer base.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus (or in documents incorporated by reference in this prospectus) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

ROWAN COMPANIES, INC.

Rowan Companies, Inc. is a Delaware corporation that was first organized in 1947 and successor to a contract drilling business conducted since 1923. We are a major provider of international and domestic contract drilling services. We also own and operate a manufacturing division that produces equipment for the drilling, mining and timber industries.

We provide contract drilling services utilizing a fleet of self-elevating mobile offshore drilling platforms (“jack-up rigs”) and deep-well land drilling rigs. Our primary focus is on high-specification, premium jack-up rigs, which our customers use for exploratory and development drilling and, in certain areas, well workover operations. We conduct offshore drilling operations in various markets throughout the world, and onshore drilling operations in the United States.

Our manufacturing operations has two operating segments: Drilling Products and Systems and Mining, Forestry and Steel Products, each of which serve markets that require large-scale, steel-intensive, high-load bearing products and related parts and services.

Our primary executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056 and our telephone number is (713) 621-7800. Our Internet website is www.rowancompanies.com. The information contained on our web site or that can be accessed through our web site is not incorporated by reference into this prospectus, and you should not consider the information contained on our web site to be part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described under the caption “Risk Factors” in our quarterly report on Form 10-Q for the quarter ending March 31, 2009 or any other document filed by us with the SEC after the date of this prospectus (including, but not limited to, subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, or amendments to such reports). If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered pursuant to this prospectus and any prospectus supplement for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

						Three Months
	Years Ended December 31,					Ended
	2004	2005	2006	2007	2008	March 31, 2009

Ratios of earnings to fixed charges(1)	2.3x	11.4x	15.3x	23.8x	28.4x	50.1x

(1)	The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

For these ratios, “earnings” means the sum of income before income taxes and fixed charges exclusive of capitalized interest, “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the portion of annual rental expense on capital leases that represents the interest factor, and “preference dividends” means the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue up to 150,000,000 shares of common stock, $0.125 par value per share, and up to 5,000,000 shares of preferred stock, $1.00 par value per share. As of March 31, 2009, we had 113,146,968 shares of common stock and no shares of preferred stock outstanding.

Each share of common stock has attached to it rights to acquire one one-hundredth of a share of Series A junior preferred stock under our stockholder rights agreement. The rights agreement provides for the distribution to our stockholders of one right for each outstanding share of common stock. Each right entitles its holder to purchase from us one one-hundredth of a share of our Series A junior preferred stock at an exercise price of $80.00 and we have designated and reserved 1,500,000 shares of Series A junior preferred stock for issuance upon exercise of the rights. In addition, under certain circumstances, each right will entitle the holder to purchase our securities or the securities of an acquiring entity at one-half market value. The rights are exercisable only if a person or group knowingly acquires 15% or more of our outstanding common stock or makes a tender offer for 30% or more of our outstanding common stock. We may generally redeem the rights at a price of $0.01 per right at any time until the 10th business day following public announcement that a 15% position has been acquired. The rights will expire on January 24, 2012.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

Common Stock

Holders of common stock are entitled to one vote per share on all matters presented at any official meeting of Rowan stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. Subject to the rights of holders of preferred stock, the holders of common stock are entitled to receive dividends in such amounts and at such times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. The common stock carries no preemptive rights and shares of common stock have no redemption, sinking fund or conversion privileges. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the board of directors, without further approval of stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock under this prospectus, the terms may include the following:

•	the series, the number of shares offered and the stated value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable, optionally or mandatorily, or subject to a sinking fund, and the terms of any redemption or sinking fund;

•	whether the preferred stock is convertible into, or exchangeable for, any other securities, and the terms of any conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of the preferred stock under the board of directors’ authority described above may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other series of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of common stock. For example, any preferred stock issued by us will rank prior to the common stock as to dividend rights and liquidation preference, and may have full or limited voting rights and may be convertible into shares of common stock or other securities.

Delaware Anti-Takeover Law

As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by this anti-takeover law. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that directors are to be elected in three classes of as nearly an equal number as possible for a term of three years. Our Bylaws provide that the board of directors shall fix the number of directors. Our Certificate of Incorporation provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the board shall be filled by vote of a majority of the remaining directors of the class in which such vacancy occurs, or by the sole remaining director of that class if only one such director remains, or by the majority vote of the remaining directors of the other two classes if there be no remaining member of the class in which the vacancy occurs. A director elected to fill a vacancy shall be elected for the remainder of the then present term of office of the class to which the director was elected. Our Bylaws also provide that special meetings of the stockholders may only be called by our board of directors, its chairman, its executive committee, our president or chief executive officer, and our Certificate of Incorporation provides that the stockholders may not act by written consent.

Our Certificate of Incorporation provides that, subject to the provisions of any series of preferred stock that may be outstanding, the approval of at least 80% of the outstanding shares of capital stock normally entitled to vote for the election of directors is required in order for Rowan to enter into a merger or similar transaction with any other entity which directly or indirectly beneficially owns 10% or more of Rowan’s voting stock. This 80% vote is not required if the board of directors approved the transaction before the entity acquired its 10% interest in Rowan’s voting stock, if a majority of the entity’s own voting stock is owned by Rowan or if the merger was one to which the related entity is not directly or indirectly a party.

The provisions of our Bylaws and Certificate of Incorporation as described in the previous two paragraphs may not be amended without the approval of at least 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “we,” “us” and “our” refer to Rowan Companies, Inc., and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 120 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Stockholders

No director, manager, officer, employee, incorporator, partner, member or stockholder of us or any guarantor, as such, shall have any liability for any of our obligations or those of the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived, or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities or units. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 7% of the proceeds from the sale of the securities. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel. If such counsel to underwriters passes on legal matters in connection with an offering of securities made by this prospectus and a related prospectus supplement, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements incorporated in this prospectus by reference from Rowan Companies, Inc.’s Annual Report on Form 10-K and the effectiveness of Rowan Companies, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$350,000,000

Rowan Companies, Inc.

     % Senior Notes due 2017

Preliminary Prospectus Supplement

Joint Book-Running Managers

Citi
RBC Capital Markets
Wells Fargo Securities
DnB NOR Markets

August   , 2010